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                                                                      EXHIBIT 11

                             CRAGAR INDUSTRIES, INC.
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE



PRIMARY EARNINGS PER COMMON SHARE                                         Three Months Ended March 31,
                                                                             1997               1996
                                                                          ----------         ---------
Net earnings                                                              $    8,588           318,740
                                                                          ==========         =========

Weighted average number of common shares equivalent
      Weighted average common shares outstanding (1)                       2,210,305           930,584

      Common equivalent shares using the Treasury Stock Method (2)           176,019           183,475
                                                                          ----------         ---------

Average common shares outstanding                                          2,386,324         1,114,059
                                                                          ==========         =========

Net earnings per common share and common equivalent share                 $     0.00              0.29
                                                                          ==========         =========


(1) Gives effect to the weighted average number of actual common shares outstanding during each period presented.

(2) Gives effect to the exercise of various outstanding warrants and options during the periods presented using the treasury stock method.